Exhibit 99.1

NEWS RELEASE

St. Paul Travelers Announces Record Second Quarter 2005 Results

Net Income of $1.069 Billion or $1.52 per Diluted Share

Income from Continuing Operations of $931 Million or $1.33 per Diluted Share

Operating Income of $966 Million or $1.38 per Diluted Share

SAINT PAUL, Minn. (July 28, 2005) – The St. Paul Travelers Companies, Inc. (“St. Paul Travelers,” NYSE: STA) today reported record net income for the current quarter of $1.069 billion, or $1.59 per basic share and $1.52 per diluted share, compared to a net loss of $275 million, or $0.42 per basic and diluted share, in the prior year quarter.  Net income for the current quarter included a $138 million after-tax gain from discontinued operations, primarily related to the partial disposition of St. Paul Travelers’ equity stake in Nuveen Investments, Inc. (“Nuveen”).  Income from continuing operations was a record $931 million for the current quarter, or $1.39 per basic share and $1.33 per diluted share, compared to a loss of $302 million, or $0.46 per basic and diluted share, in the prior year quarter.

Operating income for the current quarter was a record $966 million, or $1.44 per basic share and $1.38 per diluted share, compared to a loss of $337 million, or $0.51 per basic and diluted share, in the prior year quarter.  The current quarter results included a net after-tax benefit of $50 million ($75 million pre-tax) for favorable prior year reserve development primarily in the Personal segment.  The prior year quarter included an after-tax charge of $925 million ($1.397 billion pre-tax) for net unfavorable reserve development for years prior to 2004 and other after-tax charges totaling $141 million ($217 million pre-tax).  Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations.

Highlights for the Quarter

•                  Operating return on equity of 18.6 percent (excluding FAS 115).

•                  GAAP combined ratio of 87.6 percent.

•                  Strong performance in all business segments.  The Commercial, Specialty and Personal segments reported after-tax operating income of $530 million, $221 million and $266 million, respectively, and combined ratios of 89.5 percent, 90.9 percent and 81.6 percent, respectively.

•                  Net favorable prior year reserve development of $50 million after-tax, primarily related to continued favorable prior year loss trends in the Personal segment.

•                  Gross written premiums unchanged and net written premiums up 2 percent from the prior year quarter, excluding Commercial Other, the Company’s runoff operations.

Jay Fishman, President and Chief Executive Officer, said, “We are very pleased with our performance for the quarter, with all of our segments recording very strong results.  Contributing to our performance was a 22 percent increase in net investment income over the comparable quarter last year.

“Our top line story is increasingly encouraging.  Gross written premiums in a number of our business lines posted growth in the quarter.  We have done a very good job of retaining our business, generating strong retention levels that are at historically high levels.  New business premiums in Commercial and Specialty are higher this quarter than they have been in each of the last three quarters.  The rates for business renewed are such that margins continue to be attractive.

“This quarter we completed a number of initiatives that significantly strengthened our financial flexibility and capital position.  Our statutory capital was increased by the record earnings generated during the first six months of this year and will be further increased by the addition of the majority of the proceeds related to the Nuveen divestiture.  Statutory capital ratios were also enhanced by the combination of the Travelers Property Casualty and St. Paul Companies insurance pools.  In addition, over the last six months we reduced our total debt by over $800 million, including the elimination of the Nuveen debt.  We are pleased to have received updated financial strength ratings of A+ from A.M. Best and Aa3 from Moody’s for the recently combined insurance pool.

“We are excited about the momentum we have in the Company, and the opportunities the Company’s earnings power provides us to invest in the future,” concluded Mr. Fishman.

Consolidated Second Quarter Highlights

($ in millions, except for per share amounts, and after-tax except for premiums)	Three Months Ended June 30,				Six Months Ended June 30,
	2005	2004	Change		2005	2004	Change
Gross written premiums	$5,909	$6,142	(4)%		$11,829	$10,152	17%
excluding Commercial Other	5,868	5,841	—		11,711	9,560	23
Net written premiums	5,216	5,256	(1)		9,996	8,656	15
excluding Commercial Other	5,194	5,088	2		9,934	8,342	19
Net earned premiums	5,109	5,154	(1)		10,228	8,493	20
Underwriting gain/(loss)	383	(789)	NMF		674	(629)	NMF
Net investment income	598	490	22		1,181	944	25
Operating income/(loss)	966	(337)	NMF		1,825	277	559
per diluted share	$1.38	$(0.51)	NMF		$2.60	$0.50	420
Income/(loss) from continuing operations	931	(302)	NMF		1,808	285	534
per diluted share	$1.33	$(0.46)	NMF		$2.58	$0.51	406
Net income/(loss)	1,069	(275)	NMF		1,281	312	311
per diluted share	$1.52	$(0.42)	NMF		$1.84	$0.56	229
Book value per share	$32.90	$29.52	11		$32.90	$29.52	11
Adjusted book value per share (1)	$31.48	$29.30	7		$31.48	$29.30	7
GAAP combined ratio	87.6%	122.7%	(35.1	)pts	89.1%	110.6%	(21.5	)pts
Continuing operations return on equity	17.4%	(6.0)%	23.4	pts	17.0%	3.5%	13.5	pts
Return on equity	20.0%	(5.4)%	25.4	pts	12.1%	3.8%	8.3	pts
Operating return on equity (1)	18.6%	(6.9)%	25.5	pts	17.7%	3.5%	14.2	pts

(1)  Excludes FAS 115

Note:                   The results of St. Paul Travelers for the six months ended June 30, 2004 reflect only the accounts of Travelers for the three months ended March 31, 2004, and the consolidated accounts of St. Paul and Travelers for the three months ended June 30, 2004.

Please see Glossary of Financial Measures for definitions and the statistical supplement for additional financial data

Gross and net written premiums, excluding runoff operations, were unchanged and increased 2 percent, respectively, from the prior year quarter, while gross and net written premiums including runoff operations decreased 4 percent and 1 percent, respectively.  As mentioned last quarter, the difference in the percentage changes quarter over quarter in gross and net written premiums is primarily driven by changes in the terms and timing of the purchase of the Company’s reinsurance programs for its Specialty segment.  Premium growth in a number of business lines was offset primarily by decreases in Construction, the middle market business within Commercial Accounts and the Lloyd’s operation.

Net investment income for the current quarter was $598 million after-tax ($775 million pre-tax), a 22 percent increase over the prior year quarter.  The increase was driven by continued strong operating cash flows, the proceeds received from the partial sale of Nuveen shares and favorable returns in private equity partnerships.

The current quarter GAAP combined ratio was 87.6 percent.  The current quarter ratio included 1.5 points for net favorable prior year reserve development and 0.2 points for catastrophe losses, compared to 27.1 points for net unfavorable prior year reserve development and 0.5 points for catastrophe losses for the prior year quarter.

During the second quarter, the Company sold 45.9 million shares of Nuveen, resulting in net after-tax proceeds of $1.790 billion and a $138 million after-tax gain recorded as part of discontinued operations.

Year-to-Date Consolidated Results

The St. Paul Companies, Inc. (“St. Paul”) and Travelers Property Casualty Corp. (“Travelers”) merged to form St. Paul Travelers on April 1, 2004.  The results of St. Paul Travelers for the six months ended June 30, 2004, reflect only the accounts of Travelers for the three months ended March 31, 2004, and the consolidated accounts of St. Paul and Travelers for the three months ended June 30, 2004.

For the first six months of 2005, St. Paul Travelers reported record net income of $1.281 billion, or $1.91 per basic share and $1.84 per diluted share, compared to $312 million, or $0.56 per basic and diluted share, in the prior year period.  Income from continuing operations for the first six months was a record $1.808 billion, or $2.70 per basic share and $2.58 per diluted share, compared to $285 million, or $0.51 per basic and diluted share, in the prior year period.  Operating income for the first six months was a record $1.825 billion, or $2.72 per basic share and $2.60 per diluted share, compared to $277 million, or $0.50 per basic and diluted share, in the prior year period.  Net and operating income for the first six months of 2005 included an after-tax benefit of $86 million ($130 million pre-tax) for net favorable prior year reserve development and an after-tax charge of $28 million ($42 million pre-tax) for catastrophe losses, compared to an after-tax charge of $953 million ($1.440 billion pre-tax) for pre-2004 net unfavorable prior year reserve development, other after-tax charges of $141 million ($217 million pre-tax), and an after-tax charge of $29 million ($44 million pre-tax) for catastrophe losses, in the prior year period.

Commercial Segment Financial Results

For the second quarter 2005, the Commercial segment reported operating income of $530 million compared to $316 million in the prior year quarter.  The current quarter benefited from favorable weather, strong net investment income, and an after-tax benefit of $7 million ($10 million pre-tax) for net favorable prior year reserve development.  The prior year quarter included an after-tax charge of $155 million ($213 million pre-tax) for pre-2004 net unfavorable prior year reserve development and other after-tax charges of $40 million ($62 million pre-tax).  There were no catastrophe losses in the current or prior year quarters.  During the current quarter, the financial results of the Company's Discover Re operations were reclassified from the Specialty segment to the Commercial segment, and all prior quarters have been restated to align Discover Re with the National Accounts operations.

The Commercial GAAP combined ratio was 89.5 percent in the current quarter, compared to 100.6 percent in the prior year quarter.  The GAAP combined ratio in the current quarter included 0.5 points of net favorable prior year reserve development compared to 8.9 points of net unfavorable prior year reserve development in the prior year quarter.

Gross and net written premiums for Commercial Core, which does not include the runoff businesses, each decreased 2 percent from the prior year quarter, while Commercial gross and net written premiums including the runoff businesses decreased 11 percent and 8 percent, respectively.  The modest declines in Commercial Core gross and net written premiums were primarily driven by declines in renewal price changes in the middle market business within Commercial Accounts.  Retention rates were strong in the current quarter and at historically high levels, and new business premiums continued their upward trend from the previous three quarters.

Specialty Segment Financial Results

For the second quarter 2005, the Specialty segment reported operating income of $221 million compared to a loss of $790 million in the prior year quarter.  The current quarter benefited from favorable weather, improved performance in the surety business and strong net investment income, and included an after-tax charge of $10 million ($16 million pre-tax) for net unfavorable prior year reserve development.   The prior year quarter included an after-tax charge of $835 million ($1.284 billion pre-tax) for pre-2004 net unfavorable prior year reserve development and other after-tax charges of $99 million ($152 million pre-tax).  There were no catastrophe losses in the current and prior year quarters.

The Specialty GAAP combined ratio was 90.9 percent in the current quarter, compared to 198.3 percent in the prior year quarter.  The current quarter GAAP combined ratio included 1.1 points of net unfavorable prior year reserve development compared to 93.4 points in the prior year quarter.

Gross and net written premiums increased 1 percent and 6 percent, respectively, from the prior year quarter.  As previously mentioned, the difference in the percentage increase quarter over quarter in gross and net written premiums is primarily driven by changes in the terms and timing of the purchase of the Company’s reinsurance programs.  The modest increase in gross written premiums quarter over quarter was primarily driven by strong performance in the Technology, Ocean Marine and Oil and Gas businesses and the transfer of Gulf business to Financial and Professional Services, partially offset by the now completed process of aligning the Construction underwriting profile of the two predecessor companies and the sale of certain credit-related personal lines classes written through Lloyd’s.  Approximately $50 million of gross written premiums previously written by Gulf were renewed in Financial and Professional Services in the current quarter.

Within Domestic Specialty, retention levels were strong, and new business levels continued to improve, with both amounts higher than they had been over the last year.  Within International Specialty, excluding Lloyd’s, retention levels were also strong and consistent with prior quarters, and new business premiums were up from each of the prior three quarters.

Personal Segment Financial Results

For the second quarter 2005, the Personal segment reported operating income of $266 million compared to $197 million in the prior year quarter.  The 35 percent increase in 2005 was primarily due to continued favorable claim frequency in both the Auto and the Homeowners and Other lines, growth in business volumes and strong net investment income.  The current quarter results included an after-tax benefit of $53 million ($81 million pre-tax) for net favorable prior year reserve development primarily related to continued declines in claim frequency in both the Auto and the Homeowners and Other lines.  This compares to an after-tax benefit of $65 million ($100 million pre-tax) for net favorable prior year reserve development in the prior year quarter.  Current quarter catastrophe losses, related to hail storms in Texas, were $8 million after-tax ($11 million pre-tax) compared to catastrophe losses of $16 million after-tax ($24 million pre-tax) in the prior year quarter.

The Personal GAAP combined ratio was 81.6 percent in the current quarter, compared to 85.6 percent in the prior year quarter.  The improvement in the combined ratio was primarily due to the recognition of lower frequency across the Personal segment, consistent with trends in the past few quarters.  The current quarter GAAP combined ratio included 5.4 points of net favorable prior year reserve development and 0.7 points of catastrophe losses.  The prior year quarter GAAP combined ratio included 7.3 points of net favorable prior year reserve development and 1.8 points of catastrophe losses.

Second quarter gross and net written premiums increased 4 percent from the prior year quarter.  Automobile gross written premiums decreased 1 percent in the current quarter as compared to the prior year quarter.  Successful efforts to diversify geographically resulted in positive premium growth outside of the Northeast, but did not offset the increasingly competitive environment in the Northeastern states.  Retention rates, however, remained strong and consistent with prior year levels.

Homeowners and Other gross written premiums increased 12 percent from the prior year quarter due to a combination of price increases and unit growth.  Organic new business premiums remained healthy and in line with the prior year quarter while retention rates were strong and consistent with prior quarters.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.stpaultravelers.com.  The management of St. Paul Travelers will discuss the contents of this release via Webcast at 9:00 a.m. Eastern (8:00 a.m. Central) on Thursday, July 28, 2005.  Prior to the Webcast, a related slide presentation will be available on the Company’s Web site.  Following the live event, an audio playback of the Webcast and the slide presentation will be available at the Company’s Web site.

To view the slides or to listen to the Webcast or the playback, visit the “Webcasts & Presentations” section of St. Paul Travelers investor relations Web site at http://investor.stpaultravelers.com/.

About St. Paul Travelers

St. Paul Travelers is a leading provider of property casualty insurance.  For more information, visit www.stpaultravelers.com.

Glossary of Financial Measures

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the Company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses) and discontinued operations.  Operating income (loss) per share is operating income (loss) on a per share basis.

Return on equity is the ratio of net income to average equity.  Continuing operations return on equity is the ratio of income from continuing operations to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized gains or losses on investment securities and discontinued operations, net of tax.

In the opinion of the Company’s management, operating income, operating income per share, and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the Company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain or loss is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence. In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to prior year or current year development.  In the opinion of the Company’s management, discussion of prior year loss reserve development is useful to investors as it allows them to assess the impact between prior year and current year development on current earnings and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net premiums earned.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premium. A GAAP combined ratio under 100 percent generally indicates an underwriting profit. A GAAP combined ratio over 100 percent generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume.

Adjusted book value per share represents assets less liabilities and preferred shareholder’s equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of shares outstanding. In the opinion of the Company’s management, adjusted book value is useful in an analysis of a property-casualty company’s book value on a nominal basis as it removes the effect of changing prices on invested assets, which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves.

St. Paul Travelers has organized its businesses into the following operating and reporting segments, beginning with the second quarter 2004:

Commercial: Commercial – Core offers a broad array of property and casualty insurance and insurance-related services and is organized into the following three marketing and underwriting groups focusing on a particular client base or product grouping to provide products and services that specifically address clients’ needs: Commercial Accounts, Select Accounts and National Accounts. Commercial - Other includes policies written by Gulf, primarily management and professional liability coverages (prior to the integration of these products into Specialty in April 2004), the Special Liability Group and other runoff operations.

Specialty provides dedicated underwriting, claim and risk control services that require specialized expertise, domestically and internationally.  Domestic Specialty includes Financial and Professional Services, Bond, Construction, Technology, Ocean Marine, Oil and Gas, Public Sector and Excess & Umbrella, among others.  International Specialty includes operations in the U.K, Ireland, Canada and the Company’s participation in Lloyd’s.

Personal writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

Discontinued Operations (Asset Management) comprises Nuveen Investments, whose core businesses are asset management and related research, as well as the development, marketing and distribution of investment products and services for the affluent, high net worth and institutional market segments.  The Company held a 31% interest in Nuveen Investments as of June 30, 2005.

* * * * *

Segment results for periods beginning prior to April 1, 2004 have been restated from the historical presentation of  Travelers to conform to the new St. Paul Travelers segment arrangement where practicable.  As a result, prior quarter Bond and Construction results were disaggregated from historical Travelers Commercial Lines segment to create a historical Specialty segment and to restate Commercial into the new format.  Beginning in the second quarter of 2005, the results of Discover Re are now included in the Commercial segment.  Previously, Discover Re’s results were included in the Specialty segment.  All prior quarters have been restated to conform with the second quarter 2005 presentation.

Invested and other assets and net investment income (NII) of historical Travelers had been specifically identified by reporting segment prior to the merger.  Beginning in the second quarter 2004, the Company developed a methodology to allocate NII and invested assets to the identified segments.  This methodology allocates pretax NII based upon an investable funds concept, which takes into account liabilities (net of non-invested assets) and appropriate capital considerations for each segment.  It is not practicable to apply the methodology to historical businesses and as such, actual (versus allocated) NII is included in revenues and operating income of the restated segments for periods prior to the merger.  It is also not practicable to present total assets for restated Specialty and Commercial segments for periods prior to the merger.  The Company believes that the differences, if any, are not significant to a comparison with the new segment presentation.

Forward Looking Statement

This press release may contain, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, the Company may make forward-looking statements about the Company’s results of operations (including, among others, premium volume, income from continuing operations, net and operating income and return on equity), financial condition and liquidity; the sufficiency of the Company’s asbestos and other reserves (including, among others, asbestos claim payment patterns); the post-merger integration (including, among others, expense savings); and strategic initiatives (including, among others, the sale of the Company’s interest in Nuveen).  Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: adverse developments involving asbestos claims and related litigation; the impact of aggregate policy coverage limits for asbestos claims; the impact of bankruptcies of various asbestos producers and related businesses; the willingness of parties including the Company to settle asbestos-related litigation; the Company’s ability to fully integrate the former St. Paul and Travelers businesses in the manner or in the timeframe currently anticipated; the Company’s ability to execute announced and future strategic initiatives as planned; insufficiency of, or changes in, loss and loss adjustment expense reserves; the Company’s inability to obtain prices sought due to competition or otherwise; the occurrence of catastrophic events, both natural and man-made, including terrorist acts, with a severity or frequency exceeding the Company’s expectations; exposure to, and adverse developments involving, environmental claims and related litigation; exposure to, and adverse developments involving construction defect claims; the impact of claims related to exposure to potentially harmful products or substances, including, but not limited to, lead paint, silica and other potentially harmful substances; adverse changes in loss cost trends, including inflationary pressures in medical costs and auto and building repair costs; the effects of corporate bankruptcies on surety bond claims; adverse developments in the cost, availability and/or ability to collect reinsurance; the ability of the Company’s subsidiaries to pay dividends to us; adverse developments in legal proceedings; judicial expansion of policy coverage and the impact of new theories of liability; the impact of legislative and other governmental actions, including, but not limited to, federal and state legislation related to asbestos liability reform, terrorism insurance and reinsurance (such as the extension of or replacement for the Terrorism Risk Insurance Act of 2002) and governmental actions regarding the compensation of brokers and agents; the impact of well-publicized governmental investigations of certain industry practices, including with respect to business practices between insurers, including the Company, and brokers and the purchase and sale by insurers, including the Company, of finite, or non-traditional, insurance products; the performance of the Company’s investment portfolios, which could be adversely impacted by adverse developments in U.S. and global financial markets, interest rates and rates of inflation; weakening U.S. and global economic conditions; larger than expected assessments for guaranty funds and mandatory pooling arrangements; a downgrade in the Company’s claims-paying and financial strength ratings; the loss or significant restriction on the Company’s ability to use credit scoring in the pricing and underwriting of Personal policies; and changes to the regulatory capital requirements.

The Company’s forward-looking statements speak only as of the date of this press release or as of the date they are made, and the Company undertakes no obligation to update its forward-looking statements.

Summary of Financial Information

On April 1, 2004, Travelers Property Casualty Corp. (“Travelers”) completed its previously announced merger into The St. Paul Companies, Inc. (“St. Paul”), forming The St. Paul Travelers Companies, Inc. (“St. Paul Travelers”).  Each share of Travelers class A and class B common stock was exchanged for 0.4334 of a share of St. Paul Travelers common stock, and the Travelers treasury stock was cancelled.  The number of shares and per share amounts for all periods presented have been restated to reflect the equivalent number of shares resulting from the exchange of Travelers common stock for St. Paul Travelers common stock due to the merger on April 1, 2004.

For accounting purposes, this transaction was accounted for as a reverse acquisition with Travelers treated as the accounting acquirer.  Accordingly, the transaction was accounted for as a purchase business combination, using Travelers historical financial information and applying fair value estimates to the acquired assets, liabilities and commitments of St. Paul as of April 1, 2004.  The results of St. Paul Travelers for the six months ended June 30, 2004, reflect only the accounts of Travelers for the three months ended March 31, 2004, and the consolidated accounts of St. Paul and Travelers for the three months ended June 30, 2004.

	Three months ended June 30,		Six months ended June 30,
($ in millions, except per share amounts, and after-tax)	2005	2004	2005	2004

Operating income (loss)	$966	$(337)	$1,825	$277
Net realized investment gains (losses)	(35)	35	(17)	8
Income (loss) from continuing operations	931	(302)	1,808	285
Discontinued operations	138	27	(527)	27
Net income (loss)	$1,069	$(275)	$1,281	$312

Basic earnings per share
Operating income (loss)	$1.44	$(0.51)	$2.72	$0.50
Net realized investment gains (losses)	(0.05)	0.05	(0.02)	0.01
Income (loss) from continuing operations	1.39	(0.46)	2.70	0.51
Discontinued operations	0.20	0.04	(0.79)	0.05
Net income (loss)	$1.59	$(0.42)	$1.91	$0.56

Diluted earnings per share
Operating income (loss)	$1.38	$(0.51)	$2.60	$0.50
Net realized investment gains (losses)	(0.05)	0.05	(0.02)	0.01
Income (loss) from continuing operations	1.33	(0.46)	2.58	0.51
Discontinued operations	0.19	0.04	(0.74)	0.05
Net income (loss)	$1.52	$(0.42)	$1.84	$0.56

Weighted average number of common shares outstanding (basic)	669.5	664.8	668.8	549.7
Weighted average number of common shares outstanding and common stock equivalents (diluted)	710.3	664.8	709.7	562.9
Common shares outstanding at period end	674.6	668.5	674.6	668.5

Common stock dividends declared	$155.1	$146.9	$303.3	$228.6

Operating income (loss) by segment
Commercial	$530	$316	$978	$746
Specialty	221	(790)	394	(818)
Personal	266	197	551	434
Interest Expense and Other	(51)	(60)	(98)	(85)
	$966	$(337)	$1,825	$277

Continuing operations return on equity	17.4%	(6.0)%	17.0%	3.5%
Return on equity	20.0%	(5.4)%	12.1%	3.8%
Operating return on equity (1)	18.6%	(6.9)%	17.7%	3.5%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

(1) Excludes FAS 115

	Three months ended June 30,		Six months ended June 30,
($ in millions, pre-tax)	2005	2004	2005	2004

Revenues
Premiums	$5,109	$5,154	$10,228	$8,493
Net investment income	775	642	1,540	1,261
Fee income	165	171	336	343
Net realized investment gains (losses)	(55)	55	(55)	13
Other revenues	43	38	93	77
	$6,037	$6,060	$12,142	$10,187

Revenues by segment excluding net realized investment gains (losses)
Commercial	$2,831	$3,006	$5,693	$5,342
Specialty	1,639	1,514	3,285	1,882
Personal	1,635	1,482	3,227	2,947
Interest Expense and Other	(13)	3	(8)	3
	6,092	6,005	12,197	10,174
Net realized investment gains (losses)	(55)	55	(55)	13
	$6,037	$6,060	$12,142	$10,187

Gross written premiums
Commercial Core	$2,440	$2,498	$5,114	$4,420
Commercial Other	41	301	118	592
Total Commercial	2,481	2,799	5,232	5,012
Specialty	1,758	1,743	3,449	2,141
Personal	1,670	1,600	3,148	2,999
	$5,909	$6,142	$11,829	$10,152

Net written premiums
Commercial Core	$2,025	$2,066	$4,177	$3,685
Commercial Other	22	168	62	314
Total Commercial	2,047	2,234	4,239	3,999
Specialty	1,545	1,463	2,699	1,732
Personal	1,624	1,559	3,058	2,925
	$5,216	$5,256	$9,996	$8,656

GAAP combined ratios: (1)
Commercial (2)
Loss and loss adjustment expense ratio	61.7%	71.6%	63.5%	68.6%
Underwriting expense ratio	27.8	29.0	28.5	27.7
Combined ratio	89.5%	100.6%	92.0%	96.3%

Specialty (2)
Loss and loss adjustment expense ratio	59.9%	162.8%	62.1%	150.8%
Underwriting expense ratio	31.0	35.5	31.5	35.5
Combined ratio	90.9%	198.3%	93.6%	186.3%

Personal
Loss and loss adjustment expense ratio	55.4%	60.9%	53.9%	60.5%
Underwriting expense ratio	26.2	24.7	26.3	24.5
Combined ratio	81.6%	85.6%	80.2%	85.0%

Total Company (2)
Loss and loss adjustment expense ratio	59.4%	93.1%	60.4%	82.4%
Underwriting expense ratio	28.2	29.6	28.7	28.2
Combined ratio	87.6%	122.7%	89.1%	110.6%

(1)   For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses.

(2)   Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended June 30,		Six months ended June 30,
($ in millions; after tax except as noted)	2005	2004	2005	2004
Reconciliation of underwriting gain (loss) to net income (loss)

Pre-tax underwriting gain (loss)	$600	$(1,186)	$1,051	$(954)
Tax (expense) benefit on underwriting results	(217)	397	(377)	325
Underwriting gain (loss)	383	(789)	674	(629)
Net investment income	598	490	1,181	944
Other, including interest expense and minority interest	(15)	(38)	(30)	(38)
Consolidated operating income (loss)	966	(337)	1,825	277
Net realized investment gains (losses)	(35)	35	(17)	8
Discontinued operations	138	27	(527)	27
Net income (loss)	$1,069	$(275)	$1,281	$312

See Glossary of Financial Measures and the statistical supplement for additional financial data.

Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Maria Olivo	Marc Parr
651.310.3846, or	860.277.8330	860.277.0779
Marlene Ibsen
860.277.9039, or
Joan Palm
651.310.2685

###